Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com
Heska Corporation Reports Fourth Quarter and Full Year 2022 Results
Full Year Sales $257.3 Million, Full Year Gross Margin Up 150 Basis Points to 43.2%
Full Year North America Lab Consumables Sales Up 8.7%, Total Active Subscriptions Up 18%
LOVELAND, CO, February 28, 2023 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading global provider of advanced veterinary diagnostic and specialty products, reported financial results in two segments (North America and International) for its fourth quarter and full year ended December 31, 2022.
Fourth Quarter and Full Year 2022 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
Consolidated Revenue	$66.3	(2.5)%	$257.3	1.4%

	Q4 (%)	Q4 YOY bps[1]	FY (%)	FY YOY bps[1]
Consolidated Gross Margin	41.9%	100	43.2%	150
Net Margin[2]	(5.8)%	(560)	(7.2)%	(730)
Adjusted EBITDA Margin[3]	9.4%	(130)	10.6%	(110)

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
Net loss attributable to Heska	$(4.2)	NM4	$(19.9)	NM4
Net loss	$(3.9)	NM4	$(18.4)	NM4
Adjusted EBITDA[3]	$6.2	(14.7)%	$27.2	(8.5)%
EPS, Diluted	$(0.41)	NM4	$(1.92)	NM4
Non-GAAP EPS, Diluted[3]	$0.55	57.1%	$1.58	(1.9)%
1Basis Points is “bps”. 2Net margin represents the ratio of net loss to revenue. 3See “Use of Non-GAAP Financial Measures” and related reconciliations provided below. 4“NM” is not meaningful.
Report Highlights
•Full year consolidated revenue increased 1.4% on a reported basis and 5.4% on a constant currency basis (see “Use of Non-GAAP Financial Measures”) to $257.3 million, driven by North America Point-of-Care (“POC”) Lab Consumables up 8.7% (up 9.0% in constant currency), POC Lab Instruments & Other up 10.1% (up 16.7% in constant currency), and POC Imaging & Informatics up 7.8% (up 13.0% in constant currency).

•Consolidated gross margin up 150 bps year over year to 43.2%. International gross margin up 420 bps year over year to 37.3% and North America gross margin approximately in line with prior year at 46.7%.
•Total Active Subscriptions up 18%, Months Under Subscription up 15%, and Minimum Contract Subscription Value (“CSV”) up 17%.
•Over 270 Element AIM® analyzers installed in 2022, with over 370 total units now operating since general commercial launch in the fourth quarter of 2021. Despite early supply chain and International launch delays, Element AIM® hit its stride by the fourth quarter. December was the product’s best month (>40), installed customer feedback and clinical utility are favorable, utilization is growing, and we continue to view Element AIM® as a significant contributor to our high margin consumables and analyzer placements growth for years to come.
•Fourth quarter global analyzer placements grew over 8%, led by over 28% growth in premium chemistry placements. Full year global analyzer placements grew over 2% excluding Element AIM® and grew over 7% including Element AIM®.
•Fourth quarter North America analyzer placements grew over 5% led by over 20% growth in premium chemistry placements. Full year North America analyzer placements grew over 18% excluding Element AIM® and grew over 28% including Element AIM®.
•Fourth quarter International analyzer placements grew over 10%, led by over 30% growth in premium chemistry placements. Full year International analyzer placements fell 6% excluding Element AIM® and fell 4.5% including Element AIM®.
•2023 Outlook revenue growth of 8%-12%, includes POC Lab Consumables growth of 12%-15%.
“Heska finished 2022 with great execution and growing momentum for 2023,” commented Kevin Wilson, Heska’s Chief Executive Officer and President, “to deliver full year results ahead of expectations across most key metrics. Full year revenue (constant currency) grew 5.4%, adjusted for $10 million of foreign currency effects. Heska again placed more new analyzers and converted more customers to our high-margin, high-retention, sustainable subscription model, especially in our International segment, where Active Subscriptions rose 56%, Months Under Subscription were up 47%, and CSV was up 56%. We expect continued sustained subscriptions growth from new and existing customers in 2023.”

“In addition to our financial results, Heska invested heavily throughout 2022 to prepare several major drivers of future growth, proprietary differentiation, and scalable capabilities. Heska’s proprietary highlights now include the Element AIM® urine and fecal analyzer, the Element i+® immunoassay platform, Heska’s Nu.Q® Vet Cancer Screen and Monitor available exclusively at the point-of-care on Heska’s Element i+® in minutes and for under $50, and Heska’s trūRapidTM Series of tests designed to have the best performance for the best price. These innovations, our acquisition of MBio Diagnostics, Inc. (“LightDeck”), the creator of our Element i+® platform, our upcoming launch of new cloud-based Practice Information Management Software (“PIMS”) and related software from our recent acquisition of and investments in VetZ GmbH (“VetZ”), and our other announced and unannounced projects are set to contribute to our growth, profitability, differentiation, scalability, and competitiveness in 2023 and beyond.”
“As the pet industry laps difficult comparable periods, Heska is well positioned entering 2023, with strong 2022 analyzer placements under subscription, price, gross margin, new products, and other positives on tap to contribute to 2023,” continued Mr. Wilson. “We have invested tremendous energy and resources for ten years to assemble the best assets in the global companion animal point-of-care diagnostics and informatics market. Today, we possess a full solutions stack, a highly scalable business model, an exciting pipeline into big opportunities, strong intellectual property, owned development and production capabilities, a steadily growing subscriptions customer base, good and expanding margin profile and leverage opportunity, a solid cash position, a respected position in the key western markets, and a great team. Now,” concluded Mr. Wilson, “we set our focus firmly on our long-articulated Act Three goals to Win at Scale and Win at Innovation from 2023 through 2028. The work is hard and the competition is very strong- but we are energized because the rewards are meaningful and our success matters to pets and their families, veterinarians and their teams, and every stakeholder invested in our Heska mission. This is good work and work worth doing- and Heska is well positioned to do it well.”
POC Lab Consumables Subscriptions
POC Lab Consumables Subscriptions 2022. POC Lab Consumables is Heska’s largest, highest margin, and generally fastest growing business. Heska grew key subscription metrics in 2022, including: (1) Active Subscriptions to 4,388 (+18%), (2) Months Under Subscription to 178,050 (+15%), and (3) Minimum CSV to $207.4 million (+17%). Several factors contributed to the performance, including healthy installed base and retention, positive new analyzer adoption and mix, above target success with high volume hospitals, positive pricing, and confidence from existing and new subscribers to increase utilization commitments for Heska consumables products over long time periods.

Year	Active Subscriptions	% Growth	Months Under Subscription	% Growth	Min CSV (Million)[1]	% Growth
2013	370
2014	730	97%
2015	1,235	69%	54,200		$38.0
2016	1,665	35%	68,750	27%	$51.0	34%
2017	1,950	17%	75,950	10%	$56.4	11%
2018	2,175	12%	90,844	20%	$71.9	28%
2019	2,376	9%	100,249	10%	$101.6	41%
2020 Total Actual	2,980	25%	124,695	24%	$131.4	29%
2020 North America	2,645	11%	109,141	9%	$121.0	19%
2020 International	335		15,554		$10.4
2021 Total Actual	3,717	25%	155,022	24%	$176.6	34%
2021 North America	2,793	6%	105,845	(3)%	$143.6	19%
2021 International	924	176%	49,177	216%	$33.0	218%
2022 Total Outlook	4,650	25%	192,500	24%	$219.0	24%
2022 North America	2,950	6%	112,500	6%	$165.0	15%
2022 International	1,700	84%	80,000	63%	$54.0	64%
2022 Total Actual	4,388	18%	178,050	15%	$207.4	17%
2022 North America	2,949	6%	105,716	—%	$155.9	9%
2022 International	1,439	56%	72,334	47%	$51.5	56%
2023 Total Outlook	5,250	20%	206,500	16%	$245.0	18%
2023 North America	3,100	5%	106,500	1%	$170.0	9%
2023 International	2,150	49%	100,000	38%	$75.0	46%
1Contract subscription value includes individual subscriber minimums as estimates for corporate sites active.
POC Lab Consumables Subscriptions 2023 Outlook. Heska anticipates subscriptions growth in 2023, similar to 2022, with steady gains in North America combined with significant International subscriptions expansion to achieve in 2023: (1) Active Subscriptions to 5,250 (+20%), (2) Months Under Subscription to 206,500 (+16%), and (3) Minimum CSV to $245.0 million (+18%). Regarding International, Heska occupies a stronger market share position in International than it did in North America when the Company made a similar effort in 2013-2015. This leads us to again forecast faster International subscriptions growth than our historical North America 2013-2015 actuals. We expect to continue to see positive gross margin and revenue expansion in our International segment’s POC Lab Consumables in 2023.

Fourth Quarter and Full Year Financial Results
Revenue
North America Segment Revenue

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
North America Revenue	$43.2	(0.3)%	$161.8	1.8%
POC Lab Instruments & Other	$5.4	11.1%	$17.2	15.8%
POC Lab Consumables	$19.6	8.6%	$78.3	8.7%
POC Imaging & Informatics	$7.7	(7.2)%	$27.3	(7.4)%
PVD[1]	$5.3	(30.5)%	$22.0	(11.7)%
OVP[2]	$5.2	15.0%	$16.9	(3.9)%
1"PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm preventive and Allercept® allergy testing and therapeutics.
2"OVP" is former Other Vaccines and Pharmaceuticals segment contract manufacturing products for mainly herd animals.
Note: Numbers may not foot due to rounding. North America segment is not materially impacted by fluctuations in foreign exchange rates.
International Segment Revenue

	Q4 ($)	Q4 (%) YOY	Q4 (%) YOY	FY ($)	FY (%) YOY	FY (%) YOY
		Reported	Constant Currency		Reported	Constant Currency
International Revenue	$23.2	(6.5)%	2.8%	$95.5	0.7%	10.9%
POC Lab Instruments & Other	$4.4	4.6%	16.8%	$15.7	4.4%	17.0%
POC Lab Consumables	$9.6	(9.3)%	1.7%	$41.2	(10.5)%	0.2%
POC Imaging & Informatics	$8.4	(4.0)%	2.5%	$35.2	23.6%	32.8%
PVD[1]	$0.8	(36.7)%	(33.7)%	$3.5	(34.9)%	(32.0)%
1"PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Note: Numbers may not foot due to rounding.
Profitability
Full year consolidated gross margin improved approximately 150 bps to 43.2% (110 bps in constant currency). International gross margin improved approximately 420 bps to 37.3% as we continued our ongoing product rationalization efforts to replace lower margin legacy products acquired as part of the 2020 acquisition of scil animal company (“scil”), particularly within POC Lab. The addition of PIMS and other software to our product portfolio from our acquisition of VetZ in early 2022 also increased gross margin. Increased installations of Element AIM® in our North America segment along with unfavorable product mix offset margin gains in our POC Lab Consumables resulting in neutral gross margin year over year.

Full year operating margin was negative 7.9%, a 750 bps decline. We invested $13 million more in research and development projects, the majority of which is attributed to our planned launch of a point-of-care cancer screening and monitoring test in the first half of this year. Additionally, we incurred higher acquisition related costs and other non-recurring items and extraordinary charges not indicative of ongoing operations.
Adjusted EBITDA margin, which excludes stock-based compensation and acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations, declined 110 bps (140 bps on a constant currency basis) driven by increased operating costs from investment in growth and new technologies, such as the ongoing development of a cloud-based PIMS and our new trūRapidTM portfolio.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $156.6 million. On January 3, 2023, we closed the acquisition of LightDeck, utilizing cash of approximately $22 million.
2023 Outlook
The table below introduces the Company’s fiscal year 2023 guidance (“2023 Outlook”) for revenue and adjusted EBITDA margin and other key financial metrics:

2023 Outlook
Consolidated Revenue	$278-$288 million
POC Lab Revenue	$165-$175 million
POC Imaging & Informatics Revenue	$60-$70 million
Adjusted EBITDA Margin[1]	12%+
Adjusted EBITDA Margin[1] inclusive of LightDeck	~10%
Dollars in millions. 2023 Outlook are forward looking statements. Foreign currency exchange rate assumptions for 2023 are (in U.S. dollars): Euro $1.07 and Canadian dollar $0.74.
1Excludes estimates for taxes, interest, depreciation and amortization, purchase accounting, acquisition and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.
•Reported and constant currency revenue growth of 8%-12%.
•North America segment is approximately 60% of full year 2023 Outlook consolidated revenue, which includes estimated POC Lab Consumable revenue growth rate of approximately 12%-15%.
•International segment is approximately 40% of full year 2022 Outlook consolidated revenue, which includes estimated POC Lab Consumable revenue growth rate of approximately 12%-14% on a reported basis and 9%-11% on a constant currency basis.
•Gross margin expansion of 100 bps to 200 bps excluding the impact of the LightDeck acquisition.

•Expanded research and development capabilities and manufacturing capacity as part of our acquisition of LightDeck will be dilutive to 2023, impacting adjusted EBITDA margin by approximately 200 bps. Product pipeline expansion and cost rationalization is underway.

Heska’s Commitment to Corporate Responsibility and Stewardship
Heska is committed to corporate responsibility and stewardship. Driven by oversight from Heska’s Board of Directors and executive leadership, we are dedicated to promoting and engaging environmental, social and governance (ESG) priorities throughout the organization in order to align activities and resources with sound practices and accountability. In so doing, we hold ourselves to high standards to empower and enrich the lives of our employees, foster a culture that values diversity and inclusion, enhance sustainability in our facilities and operations, and contribute to the communities in which we serve. Heska has developed the necessary framework, roadmap and objectives to promote our commitment and produce meaningful results in the years ahead including its Corporate Responsibility Task Force consisting of management across key functional areas. The Company has begun to disclose practices and data using the framework of industry-leading standards such as Sustainability Accounting Standard Board (SASB) guidelines, United Nations Sustainable Development Goals (UN SDGs), and Heska will consider the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD) as it pursues its objectives. For more information, please visit: https://ir.heska.com/heska-esg-initiative/.
Earnings Conference Call
Heska management will host a conference call on February 28, 2023 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the Company’s fourth quarter and full year 2022 financial results. The call may be accessed by dialing 1-877-451-6152 within the United States and 1-201-389-0879 outside of the United States and by referencing conference identification number 13736218. The call will also be webcast online at https://ir.heska.com/events/. A telephonic replay of the conference call will be available through March 14, 2023. The replay may be accessed by dialing 1-800-512-2921 within the United States or 1-412-317-6671 outside of the United States and by referencing replay identification number 13736218. The webcast will be archived on the Company’s website for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA) sells, manufactures, markets, and supports diagnostic and specialty products and solutions for veterinary practitioners. Heska’s portfolio includes point-of-care diagnostic laboratory instruments and consumables including rapid assay diagnostic products and digital cytology services; point-of-care digital imaging diagnostic products; local and cloud-based data services; practice information management software (PIMS) and related software and support; reference laboratory testing; allergy testing and immunotherapy; heartworm preventive products; and vaccines. Heska’s primary focus is supporting companion animal veterinarians in providing care to their patients. Heska’s business is composed of two operating and reportable segments: North America and International. North America consists of the United States, Canada and Mexico. International consists of geographies outside of North America, primarily in Germany, Italy, Spain, France, Switzerland, Australia and Malaysia. The Company's strategic focus on point-of-care diagnostic laboratory and imaging products is included in both segments. The North America segment also includes the contract manufacturing of vaccines and pharmaceutical products and a small veterinary laboratory, and the International segment includes PIMS business and veterinary laboratories. For more information, please visit www.heska.com.
Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals; the anticipated benefits of the scil, Lacuna, BiEsseA, Biotech, and VetZ acquisitions. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties related to the ability to achieve the anticipated benefits of recent acquisitions; supplier availability; competing suppliers; any product's ability to performed and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired businesses within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic and global economic conditions on our business, results of operations and financial condition; the success of third parties in marketing our products; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our dependence on third parties to successfully develop new products; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; and our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present fourth quarter and full year 2022 and 2021 EBITDA (net income before income taxes, interest, depreciation and amortization), Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP earnings per share, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

Constant currency is a non-GAAP measure utilized by Heska management to measure performance, excluding the impact of translational movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar, we utilize a constant currency measure as an additional metric to evaluate performance without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange by translating our current period local currency results throughout the year at the average exchange rates during the respective prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue, net	$66,338	$68,068	$257,307	$253,739
Cost of revenue	38,519	40,260	146,140	147,945
Gross profit	27,819	27,808	111,167	105,794

Operating expenses:
Selling and marketing	12,619	11,143	47,661	45,284
Research and development	2,589	1,893	19,753	6,982
General and administrative	15,240	13,654	64,051	54,521
Total operating expenses	30,448	26,690	131,465	106,787
Operating (loss) income	(2,629)	1,118	(20,298)	(993)
Interest and other expense, net	456	1,373	1,536	2,448
Loss before income taxes and equity in losses of unconsolidated affiliates	(3,085)	(255)	(21,834)	(3,441)
Income tax expense (benefit):
Current income tax expense	838	277	1,288	891
Deferred income tax benefit	(73)	(421)	(4,698)	(4,464)
Total income tax expense (benefit)	765	(144)	(3,410)	(3,573)

Net (loss) income before equity in losses of unconsolidated affiliates	(3,850)	(111)	(18,424)	132
Equity in losses of unconsolidated affiliates	(371)	(443)	(1,465)	(1,280)
Net loss attributable to Heska Corporation	$(4,221)	$(554)	$(19,889)	$(1,148)

Basic loss per share attributable to Heska Corporation	$(0.41)	$(0.05)	$(1.92)	$(0.11)
Diluted loss per share attributable to Heska Corporation	$(0.41)	$(0.05)	$(1.92)	$(0.11)

Weighted average outstanding shares used to compute basic loss per share attributable to Heska Corporation	10,379	10,212	10,343	10,015
Weighted average outstanding shares used to compute diluted loss per share attributable to Heska Corporation	10,379	10,212	10,343	10,015

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2022	2021

ASSETS
Current Assets:
Cash and cash equivalents	$156,618	$223,574
Accounts receivable, net of allowance for losses of $1,129 and $874, respectively	29,493	27,995
Inventories	60,050	49,361
Net investment in leases, current, net of allowance for losses of $182 and $137, respectively	7,433	6,175
Prepaid expenses	5,514	5,244
Other current assets	5,926	7,206
Total current assets	265,034	319,555

Property and equipment, net	32,171	33,413
Operating lease right-of-use assets	6,897	5,198
Goodwill	135,918	118,826
Other intangible assets, net	62,393	56,705
Deferred tax asset, net	23,684	19,429
Net investment in leases, non-current	27,499	20,128
Investments in unconsolidated affiliates	3,959	5,424
Related party convertible note receivable, net	2,224	6,800
Promissory note receivable from investee, net	13,511	8,448
Other non-current assets	12,526	10,146
Total assets	$585,816	$604,072

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$16,403	$15,374
Accrued liabilities	15,149	19,424
Operating lease liabilities, current	2,944	2,227
Deferred revenue, current, and other	5,081	6,901
Total current liabilities	39,577	43,926

Convertible note, non-current, net	84,467	84,034
Notes payable	11,130	15,900
Deferred revenue, non-current	4,096	3,854
Operating lease liabilities, non-current	4,528	3,509
Deferred tax liability	16,438	12,667
Other liabilities	3,372	4,328
Total liabilities	163,608	168,218

Total stockholders' equity	422,208	435,854
Total liabilities and stockholders' equity	$585,816	$604,072

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (loss) income(1)	$(3,850)	$(111)	$(18,424)	$132
Income tax expense (benefit)	765	(144)	(3,410)	(3,573)
Interest (income) expense, net	(498)	979	613	2,404
Depreciation and amortization	3,639	3,471	13,966	13,555
EBITDA	$56	$4,195	$(7,255)	$12,518
Acquisition-related and other non-recurring/extraordinary costs(2)	2,827	117	19,919	238
Stock-based compensation	3,693	3,402	16,004	18,263
Equity in losses of unconsolidated affiliates	(371)	(443)	(1,465)	(1,280)
Adjusted EBITDA	$6,205	$7,271	$27,203	$29,739
Net margin(3)	(5.8)%	(0.2)%	(7.2)%	0.1%
Adjusted EBITDA margin(3)	9.4%	10.7%	10.6%	11.7%

(1) Net (loss) income used for reconciliation represents the "Net (loss) income before equity in losses of unconsolidated affiliates."

(2) To exclude the effect of acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $2.8 million and $19.9 million for the three and twelve months ending December 31, 2022, and of $0.1 million and $0.2 million for the three months and twelve months ended December 31, 2021. These costs in the three months ended December 31, 2022 were incurred as a result of the $0.4 million provision for credit losses for a convertible note receivable, the $0.5 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable and other acquisition-related and non-recurring costs. These costs in the twelve months ended December 31, 2022 were incurred as a result of the $3.9 million provision for credit losses for a convertible note receivable, the $1.0 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, a $10.0 million licensing payment and $2.2 million related to the acquisitions of LightDeck and VetZ as well as other acquisition-related and non-recurring charges, partially offset by a reduction in contingent consideration of $1.3 million for the year ended December 31, 2022.

(3) Net margin and adjusted EBITDA margin are calculated as the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) INCOME PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP net (loss) income attributable to Heska per diluted share	$(0.41)	$(0.05)	$(1.92)	$(0.11)
Acquisition-related and other one-time costs(1)	0.27	0.01	1.89	0.02
Amortization of acquired intangibles(2)	0.31	0.16	0.81	0.60
Purchase accounting adjustments related to inventory and fixed asset step-up(3)	0.05	—	0.22	0.03
Amortization of debt discount and issuance costs	—	—	—	0.01
Stock-based compensation	0.35	0.32	1.52	1.75
Loss on equity investee transactions	0.04	0.04	0.14	0.12
Estimated income tax effect of above non-GAAP adjustments(4)	(0.06)	(0.13)	(1.08)	(0.81)
Non-GAAP net income per diluted share	$0.55	$0.35	$1.58	$1.61

Shares used in diluted per share calculations	10,446	10,663	10,523	10,407

(1) To exclude the effect of acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $2.8 million and $19.9 million for the three and twelve months ending December 31, 2022, and of $0.1 million and $0.2 million for the three months and year ended December 31, 2021. These costs in the three months ended December 31, 2022 were incurred as a result of the $0.4 million provision for credit losses for a convertible note receivable, the $0.5 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable and other acquisition-related and non-recurring costs. These costs in the twelve months ended December 31, 2022 were incurred as a result of the $3.9 million provision for credit losses for a convertible note receivable, the $1.0 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, a $10.0 million licensing payment and $2.2 million related to the acquisitions of Lightdeck and VetZ as well as other acquisition-related charges and non-recurring, partially offset by a reduction in contingent consideration of $1.3 million for the year ended December 31, 2022.

(2) To exclude the effect of amortization of acquired intangibles of $3.2 million and $8.6 million in the three and twelve months ended December 31, 2022, compared to $1.7 million and $6.3 million in the three and twelve months ended December 31, 2021. These costs were incurred as part of the purchase accounting adjustments for recent acquisitions.

(3) To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.6 million and $2.3 million for the three months and year ended December 31, 2022, compared to zero and $0.3 million in the three months and year ended December 31, 2021.

(4) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition related, non-recurring and extraordinary costs (excluding costs which are not deductible for tax of $0.2 million and $0.3 million for the three months and year ended December 31, 2022, respectively, compared to benefits of $0.3 million and $1.0 million for the three months and year ended December 31, 2021, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax impacts related to stock-based compensation of $0.9 million expense and $0.6 million expense for the three months and year ended December 31, 2022, respectively, compared to $0.1 million expense and $1.6 million benefit for the three months and year ended December 31, 2021, respectively. Adjusted effective tax rates are approximately 25% for all periods presented.